EXHIBIT 99.1

SELECTED FINANCIAL DATA

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
		(In thousands, except per share data)
Net revenues	$3,862,743	$3,756,928	$3,699,852	$2,910,580	$1,293,376
Operating income	699,729	746,538	599,892	515,197	200,924
Income from continuing operations	230,273	289,476	160,440	153,585	90,834
Income before cumulative effect of change in accounting principle	243,697	292,435	169,815	160,744	94,226
Net income	243,697	292,435	169,815	160,744	86,058
Basic earnings per share
Income from continuing operations	$1.55	$1.83	$1.01	$1.06	$0.78
Income before cumulative effect of change in accounting principle	$1.64	$1.85	$1.07	$1.11	$0.81
Net income per share	$1.64	$1.85	$1.07	$1.11	$0.74
Weighted average number of shares	148,930	157,809	158,771	145,300	116,580
Diluted earnings per share
Income from continuing operations	$1.52	$1.81	$1.00	$1.04	$0.76
Income before cumulative effect of change in accounting principle	$1.61	$1.83	$1.06	$1.09	$0.78
Net income per share	$1.61	$1.83	$1.06	$1.09	$0.72
Weighted average number of shares	151,592	159,940	160,822	147,901	120,086
Cash dividends per share (1)	$—	$—	$—	$0.10	$—
At year-end
Total assets	$10,709,710	$10,504,985	$10,497,443	$10,734,601	$2,743,454
Total debt, including capital leases	5,533,462	5,222,195	5,465,608	5,880,819	1,330,206
Stockholders’ equity	2,533,788	2,664,144	2,510,700	2,382,445	1,023,201
Stockholders’ equity per share	$17.71	$17.24	$15.95	$14.97	$8.98
Number of shares outstanding	143,096	154,574	157,396	159,130	113,880

(1)	On December 13, 1999 the Board of Directors approved an initial quarterly cash dividend of $0.10 per share to stockholders of record on February 10, 2000. The dividend was paid on March 1, 2000. As a result of the acquisition of Mirage Resorts, Incorporated, we announced on April 19, 2000 that the quarterly dividend policy was discontinued.

     New York-New York was 50% owned until March 1, 1999 when the Company acquired the remaining 50%. The Primm Valley Resorts were acquired on March 1, 1999. MGM Grand South Africa managed casinos in the Republic of South Africa from October 1997 through May 2002. MGM Grand Detroit commenced operations in July 1999. The Mirage acquisition occurred on May 31, 2000.

     In June 2003, we entered into an agreement to sell our Golden Nugget Subsidiaries, including substantially all of the assets and liabilities of those resorts. This transaction closed in January 2004. Also in June 2003, we ceased operations of PLAYMGMMIRAGE.com, our online gaming website (“Online”). The results of the Golden Nugget Subsidiaries and Online are classified as discontinued operations for all periods presented.

     In February 2004, the Company entered into an agreement to sell the subsidiaries that own and operate MGM Grand Australia for approximately A$195 million (approximately $136 million based on exchange rates at June 30, 2004), subject to certain working capital adjustments. This transaction is expected to be completed by the third quarter of 2004, subject to customary sales conditions and regulatory approval. The results of MGM Grand Australia are classified as discontinued operations for all periods presented.

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